TST 11/30

Item 77Q(1)(g)

Touchstone Strategic Trust

The following document is included as an exhibit in the Registrant's Form N-14 filed with the SEC on July 25, 2017,
(SEC Accession No. 0001398344-17-009000) and is incorporated by reference herein:

Agreement and Plan of Reorganization, with respect to the target and acquiring funds of the Sentinel Group Funds Inc.
and the Touchstone Strategic Trust as specified below.
INFORMATION DISPLAYED IN FOLLOWING ORDER:
Target Funds
Acquiring Funds


Sentinel Balanced Fund
Touchstone Balanced Fund, a newly created series of Touchstone Strategic Trust

Sentinel Common Stock Fund
Touchstone Large Cap Focused Fund, a newly created series of Touchstone Strategic Trust

Sentinel International Equity Fund
Touchstone International Equity Fund, a newly created series of Touchstone Strategic Trust

Sentinel Small Company Fund
Touchstone Small Company Fund, a newly created series of Touchstone Strategic Trust